SKINNY NUTRITIONAL CORP.

CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS

of the

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.195
of the General Corporation Law of the State of Nevada

Skinny Nutritional Corp., a Nevada corporation (hereinafter called the “Company”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.195 of the General Corporation Law of the State of Nevada (the “NGCL”), the Board of Directors has duly adopted the following resolutions.

RESOLVED, that, pursuant to the Articles of Incorporation (which authorizes 1,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock.

RESOLVED, that the Company is authorized to issue Series A Convertible Preferred Stock on the following terms and with the provisions herein set forth:

1.	DESIGNATION AND NUMBER.

This series shall consist of Twenty One Thousand (21,000) shares of Preferred Stock and shall be designated the “Series A Convertible Preferred Stock.” The stated value of each share of Series A Preferred Stock shall be One Hundred and 00/100 Dollars ($100.00) (the “Stated Value”).

2.	CERTAIN DEFINITIONS.

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Bankruptcy Law” means Title 11, United States Code, and the Federal Rules of Bankruptcy Procedure, and any similar Federal or state law, rule or regulation providing for the relief of debtors.

“Board of Directors” or “Board” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or commercial banks located in New York City are authorized or permitted by law to close.

“Certificate” means this Certificate of Designation.
“Common Stock” means the Corporation’s common stock, par value $.001 per share.

“Conversion” means the conversion of shares of Series A Preferred Stock into Conversion Shares in accordance with the procedures specified herein.

“Conversion Rate” means $0.06, subject to adjustment as provided herein.

“Conversion Shares” means the shares of the Company’s Common Stock that are issuable to the Holders upon the conversion of the shares of Series A Preferred Stock.

“Debt” means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 60 days; (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a lien existing on property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are nonrecourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

“Holder” means any holder of shares of Series A Preferred Stock, all of such holders being the “Holders.”

“Issue Date” shall mean the date upon which any share of Series A Preferred Stock shall first be issued by the Company.

“Junior Securities” means the Common Stock and all other capital stock or other equity securities of the Company that do not constitute Pari Passu Securities or Senior Securities.

“Liquidation Event” means any of the following events:

(a)           the Company or any Subsidiary (other than a Subsidiary (x) that is not a “significant subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated by the Securities and Exchange Commission) and is not otherwise material to the Corporation, and (y) with respect to which neither the Corporation nor any other Subsidiary has any recourse liability, as general partner or otherwise), pursuant to or under or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding; (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it; (iii) consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or (vi) consents to the filing of such petition or the appointment of or taking possession by a custodian; or

(b)           a court of competent jurisdiction has entered an order or decree under any Bankruptcy Law that: (i) is for relief against the Corporation or any Subsidiary, or adjudicates the Company or any Subsidiary to be insolvent or bankrupt; (ii) appoints a custodian or receiver for the Company or any Subsidiary, or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Company or any Subsidiary, and such order or decree remains unstayed and in effect for at least thirty (30) days.

“Liquidation Preference” means, with respect to a Series A Preferred Share, an amount equal to the Stated Value of such Series A Preferred Share plus all unpaid dividends thereon accruing, if any, through the date on which such Series A Preferred Share is converted or redeemed.

“Major Transaction” means, with respect to the Company, (x) a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or (y) the sale by the Company of all or substantially all of its assets.

“Pari Passu Securities” means any class or series of capital stock of the Company presently existing or hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with this Certificate) specifically ranking, by its terms, on parity with the Series A Preferred Stock in respect of redemption or distribution upon liquidation.

 “Person” means any individual, corporation, trust, association, corporation, partnership, joint venture, limited liability corporation, joint stock corporation, governmental authority or other person or entity.

“Redemption Price” shall be the sum of (x) the Stated Value of the Series A Preferred Shares being redeemed plus (y) the unpaid dividends, if any, with respect to the Series A Preferred Shares being redeemed.

“Senior Securities” means any class or series of capital stock of the Company presently existing or hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with this Certificate) specifically ranking, by its terms, senior to the Series A Preferred Stock in respect of redemption or distribution upon liquidation.

“Series A Preferred Shares” means the shares of Series A Preferred Stock issued pursuant to these resolutions.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock.

“Stated Value” has the meaning ascribed to it in Section 1.

 “Subsidiary” means, with respect to the Company, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries.

Except as explicitly stated, all definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

3.	DIVIDENDS.

(a)           No Dividends. Except as provided for in Section 3(b) of this Certificate, the Series A Preferred Stock shall not be entitled to dividends unless the Company declares dividends in cash or other property to holders of outstanding Junior Securities or Pari Passu Securities, in which event, each outstanding share of the Series A Preferred Stock shall be entitled, in accordance with the provisions set forth in Section 3(d) of this Certificate, to receive dividends of cash or property equivalent in value to the dividend payable in respect of one share of Common Stock multiplied by the number of Conversion Shares into which each Series A Preferred Share is convertible based on the Conversion Rate in effect on the payment date for such dividend. Any dividend payable to the Series A Preferred Stock under this Section 3(a) shall have the same record and payment date and terms as the dividend is payable on the Junior Securities or Pari Passu Securities.

(b)           Dividend Payment Event. Notwithstanding the provisions of Section 3(a) of this Certificate, and in addition to the payment of any dividends which may be declared in accordance with Section 3(a), in the event that the Effective Date of the Mandatory Conversion (as such terms are defined in Section 5 below) does not occur on or before October 1, 2009 (such date may be referred to as the “Event Date”), and subject to the limitations described below, holders of  Series A Preferred Shares will be entitled to receive, when and as declared by the Board, but only out of funds of the Company legally available for payment, dividends in cash at an annual rate of 8% per Series A Preferred Share, payable semi-annually and commencing on November 1, 2009 and thereafter on May 1 and November 1of each year until such date as the Series A Preferred Shares are converted into Common Stock or redeemed. In the event that the dates set forth for the payment of dividends in the immediately preceding sentence are not Business Days, then the dividends payable in accordance with this Section 3(b) shall be paid as of the first Business Day thereafter. In the event that dividends are payable pursuant to this Section 3(b), the initial dividends payable will be cumulative from the Issue Date. All dividends paid with respect to shares of the Series A Preferred Stock shall be paid pro rata to the Holders entitled thereto in an amount equivalent in value to the dividend payable in respect of one share of Common Stock multiplied by the number of Conversion Shares into which each Series A Preferred Share is convertible based on the Conversion Rate in effect on the payment date for such dividend.

(c)           Limitations on Dividend Payments. Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series A Preferred Stock, the Pari Passu Securities or the Junior Securities shall be declared by the Board or paid or set apart for payment by the Company (i) unless all accrued and unpaid dividends on the Senior Securities for all prior periods and the current period have been paid or declared and set apart for payment; and (ii) at any time that the terms or provisions of any indenture or agreement of the Company, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or that such declaration, payment or setting apart for payment would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement.

(d)           Pari Passu and Junior Securities. The Holders shall be entitled to receive the dividends provided for in this Section 3 in preference to and in priority over any dividends upon any of the Junior Securities. As long as any Series A Preferred Shares are outstanding, the Company shall not (i) declare, pay or set apart for payment any dividend on any Junior Securities or Pari Passu Securities for any period or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities, Pari Passu Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Pari Passu Securities, or (iii) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company, or other property, to the holders thereof, and (iv) shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities, Pari Passu Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities or Pari Passu Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, (x) all accrued and unpaid dividends on shares of any Series A Preferred Stock shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all dividend payment periods on or prior to the payment of such dividends and (y) all redemption payments which have become due with respect to such Series A Preferred Stock shall have been or be duly discharged. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other Pari Passu Securities, all dividends declared upon shares of the Series A Preferred Stock and any other Pari Passu Securities shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other Pari Passu Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other Pari Passu securities bear to each other.

(e)           Provisions of General Application. Any dividends payable to the Holders will be payable to Holders of record as they appear on the stock books of the Company on the tenth (10th) Business Day prior to each dividend payment date. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock or any other Pari Passu Securities which may be in arrears.

4.	PRIORITY IN LIQUIDATION.

Upon the occurrence of a Liquidation Event, no distribution shall be made to the holders of any shares of Junior Securities unless each Holder shall have received the Liquidation Preference with respect to each Series A Preferred Share then held by such Holder. In the event that, upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders and the holders of Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Series A Preferred Shares and the preferential amounts payable to such holders of Pari Passu Securities, the entire assets of the Company shall be distributed ratably among the Series A Preferred Shares and the shares of such Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Series A Preferred Share) bears to the aggregate preferential amount payable on all such shares. In addition to the Liquidation Preference, and after the Liquidation Preference has been paid in full, the Holders shall be entitled to share ratably in the distribution of assets of the Company available for distribution to the holders of Common Stock, if any, as if the Series A Preferred Stock had been converted immediately prior to the record date for such distribution. The Holders will not be entitled to receive the Liquidation Preference, however, until the liquidation payments of the Company’s Senior Securities, now existing or hereafter issued, have been paid in full.

5.	CONVERSION.

(a)           Mandatory Conversion. Upon the effective date (the “Effective Date”) of the acceptance by the Secretary of State of the State of Nevada of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock in an amount sufficient to permit the conversion of all of the outstanding shares of Series A Preferred Stock into Conversion Shares (the “Amendment”), then all of the outstanding shares of Series A Preferred Stock shall, immediately upon the occurrence of the aforesaid Effective Date, automatically be converted into shares of the Company’s Common Stock without any notice required on the part of the Company or the Holder (the “Mandatory Conversion”), and thereafter each Holder shall receive the number of shares of Common Stock determined in accordance with Section 5(b), below. The Company agrees that it shall in good faith, promptly take and any all such corporate action as may, in the opinion of its counsel, be necessary, upon the effectiveness of the Mandatory Conversion, to expeditiously effect the conversion of all outstanding shares of the Series A Preferred Stock to shares of Common Stock. The Holder agrees to comply with the applicable procedures for effectuating a Mandatory Conversion, as specified herein or in separate written instructions delivered by the Company or its transfer agent. Each Holder shall be deemed to be, and treated as, a holder of such number of shares of Common Stock of the Company as to which each Holder’s Series A Preferred Shares is convertible into at the close of business on the Effective Date. As of the Effective Date each certificate representing Series A Preferred Shares shall solely represent the right to receive that number of Conversion Shares into which such Series A Preferred is convertible. Each certificate representing the Series A Preferred Stock shall be cancelled upon issuance of the certificates representing the Conversion Shares into which the Series A Preferred Stock was converted.

(b)           Number of Conversion Shares.  The number of Conversion Shares to be delivered by the Company pursuant to the Mandatory Conversion shall be determined by dividing (i) the sum of (x) the aggregate Stated Value of the Series A Preferred Shares to be converted plus (y) all accrued and unpaid dividends thereon, if any by (ii) the Conversion Rate in effect on the Effective Date.

(c)           Conversion Procedures. The Company shall use its reasonable best efforts to issue or cause its transfer agent to issue the Common Stock issuable upon the Mandatory Conversion as soon as reasonably practicable following the Effective Date and the Holder’s compliance with any applicable procedural requirements adopted by the Company in connection with the issuance of the Conversion Shares, including without limitation, the Holder surrendering to the Company, or its agent, the original of the Holder’s certificate(s) representing the shares of Series A Preferred Stock subject to the Mandatory Conversion. The Company shall bear the cost associated with the issuance of the Common Stock issuable upon Mandatory Conversion. The Common Stock and other securities issuable upon Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Company. The Common Stock issuable upon Mandatory Conversion shall be issued in the same name as the person who is the then-current Holder of the Series A Preferred Stock unless, in the opinion of counsel to the Company, a change of name and such transfer can be made in compliance with applicable securities laws. If any Holder is entitled to receive a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Mandatory Conversion, in the aggregate, shall be the next closest whole number of Conversion Shares. No cash or property shall be issued in lieu of fractional Conversion Shares upon Mandatory Conversion.

6.            ADJUSTMENTS TO CONVERSION RATE. The Conversion Rate shall be subject to adjustment from time to time as provided in this Section 6. The Board’s calculation of the Conversion Rate from time to time shall be deemed conclusive absent manifest error.

(a)           Subdivision or Combination of Common Stock.  If the Company, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company, at any time after the Issue Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Rate in effect immediately prior to such combination will be proportionally increased. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

(b)           Distributions.  If the Company shall declare or make any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock in respect of such Common Stock, except as contemplated by Section 6(a) or 6(c) of this Certificate, as a partial liquidating dividend or otherwise, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to each Holder at least twenty (20) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”).  The earlier to occur of the Record Date and the Distribution Date is referred to herein as the “Determination Date”. In the Distribution Notice to a Holder, the Company must indicate whether the Company has elected (A) to deliver to such Holder, at the same time that it makes such Distribution to its stockholders, the same amount and type of assets being distributed in such Distribution as though the Holder were a holder on the Determination Date therefor of a number of shares of Common Stock into which the Series A Preferred Shares held by such Holder are convertible as of such Determination Date (such number of shares to be determined at the Conversion Rate then in effect and without giving effect to any limitations on such conversion) or (B) to reduce the Conversion Rate as of the Determination Date therefor by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors.

(c)           Reclassifications and Reorganizations.  In the case, at any time after the Issue Date, of any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the Holder had converted the Holder’s shares of the Series A Preferred Stock into Common Stock. The provisions of this Section (c) shall similarly apply to successive reorganizations, reclassifications, consolidations or corporate sales.

(d)           Major Transactions.  In the event of a Major Transaction, the Company will give each Holder at least twenty (20) days’ written notice prior to the earlier of (I) the closing or effectiveness of such Major Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and the Company will cause the surviving or, in the event of a sale of assets, purchasing entity to assume the obligations of the Company with respect to the Series A Preferred Stock.  Furthermore, in case of any Major Transaction, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Series A Preferred Stock would have been entitled upon the consummation of such Major Transaction as if such Holder had converted to Common Stock immediately prior to such Major Transaction. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the Holders of the Series A Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(e)           Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holders shall, upon Mandatory Conversion, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 6.

(f)           Notice Of Adjustments.  Upon the occurrence of an adjustment to the Conversion Price pursuant to this Section 6 or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Preferred Shares, the Company, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each Holder a notice (an “Adjustment Notice”) setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based and shall, on or before the time that it delivers an Adjustment Notice, publicly disclose the contents thereof.  The failure of the Company to deliver an Adjustment Notice shall not affect the validity of any such adjustment.

7.            REDEMPTION.  The shares of Series A Preferred Stock shall be redeemed by the Company in accordance with this Section 7.

(a)           Redemption. In the event that the Effective Date for the Mandatory Conversion does not occur on or prior to the Event Date (defined in Section 3 of this Certificate), the Company shall thereafter have the option to redeem some or all of the outstanding shares of Series A Preferred Stock at the Redemption Price (the “Redemption”). In the event the Company elects to effect a Redemption, it shall it shall provide written notice to the Holders of Series A Preferred Stock that are subject to the Redemption of the determination to redeem such Series A Preferred Shares (the “Redemption Notice”). The Redemption Notice shall state the date set for redemption (the “Redemption Date”), which date shall be a Business Day, and the Redemption Price payable upon such Redemption. The Redemption Notice shall be mailed (by United States first class mail) at least 30 days but not more than 60 days before the Redemption Date to each Holder of record of shares of Series A Preferred Stock to be redeemed at the address shown on the stock books of the Company. In the event that the Company has failed to pay accrued and unpaid dividends on the Series A Preferred Stock, if any, it may not redeem the then outstanding shares of the Series A Preferred Stock, until all such accrued and unpaid dividends have been paid in full or payment therefore will occur on or before the Redemption Date.

 (b)           The Company shall tender payment of the Redemption Price to the Holder(s) subject to Redemption on the Redemption Date. On or before 5:00 p.m. (eastern time) on the Business Day immediately preceding the Redemption Date, each Holder of shares of Series A Preferred Stock noticed for Redemption shall return any and all original share certificates representing Series A Preferred Stock to be redeemed duly endorsed or assigned either to the Company or in blank to the Company (or such other place at set forth in the Redemption Notice); provided, however, that upon the payment by the Company of the Redemption Price, all rights in respect of the shares of Series A Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Company.

(c)           Once the Company tenders payment of the Redemption Price, each such redeemed share of Series A Preferred Stock shall be canceled and not subject to reissuance as Series A Preferred Stock and each such redeemed share shall, without any action on the part of the Company or the shareholders of the Company, revert to the status of unclassified Preferred Stock. At such time, all rights of the Holders of the Series A Preferred Shares for which the Redemption Price has been tendered will terminate except for the right to receive the Redemption Price.

(d)           In the event that the Company fails to redeem any shares of the Series A Preferred Stock on the Redemption Date, for whatever reason, from the Redemption Date until the date such Redemption is consummated (unless such shares have been converted pursuant to a Mandatory Conversion event, in which case until the date of such conversion), the applicable Redemption Price shall bear interest at the rate of ten percent (10%) per annum. Such interest shall be payable by the Company upon the consummation of the applicable Redemption transaction or upon conversion. However, in the event of such conversion, the Company’s obligation to pay the applicable Redemption Price pursuant to a Redemption for the Series A Preferred Shares that were converted shall cease.

(e)           There shall be no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

8.	VOTING RIGHTS

The Holders of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a)           In addition to the rights provided by law or in the Company’s Bylaws, each share of Series A Preferred Stock shall entitle the Holder thereof to such number of votes as shall equal the number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible pursuant to this Certificate multiplied by the number of shares of Series A Preferred Stock held by such Holder, rounded to the nearest whole number. Except as otherwise provided by law, the Holders of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters as to which holders of Common Stock shall be entitled to vote, as a single class.

(b)           As long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the written approval of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock given in writing by consent or by vote at a meeting, consenting or voting (as the case may be) separately as a single class:

(i)           alter, change, modify or amend (x) the provisions relating to the Series A Preferred Stock set forth herein in any way or (y) the terms of any other capital stock of the Company so as to affect adversely any of the rights of the Holders;

(ii)           create or provide for the creation of any new class or series of capital stock having a preference over or ranking pari passu with the Series A Preferred Stock as to payment of dividends, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company;

(iii)           issue any Senior Securities or Pari Passu Securities;

(iv)           agree to any provision in any agreement that would impose any restriction on the Company’s ability to honor the exercise of any rights of the holders of the Series A Preferred Stock; or

(v)           purchase, redeem or otherwise acquire for value, or declare, pay or make any provision for any dividend or distribution with respect to Junior Securities or Pari Passu Securities, other than the payment of cash in lieu of fractional shares in the event of a stock split, stock dividend, the exercise of warrants or conversion rights or similar transaction.

9.	RANK

The Series A Preferred Stock shall rank (i) prior to any Junior Securities; (ii) pari passu with any class or series of capital stock of the Company that constitutes Pari Passu Securities; and (iii) junior to (A) any class or series of capital stock of the Company that constitutes Senior Securities; and (B) any Debt issued or assumed by the Company, either prior to or following the Issue Date.

10.	MISCELLANEOUS.

(a)           Transfer of Series A Preferred Shares. Upon notice to the Company (except that no such notice shall be required in the case of a pledge), a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series A Preferred Shares to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act of 1933, as amended, or is exempt from registration. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Company shall, promptly following the return of the certificate or certificates representing the Series A Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(b)           Notices. Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Certificate shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed, if to the Company:

Skinny Nutritional Corp.
Three Bala Plaza East, Suite 101
Bala Cynwyd, Pennsylvania  19004
Attn:  Chief Executive Officer

           and if to any Holder, at the address indicated in the stock register of the Company.

(c)           Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing a Holder’s Series A Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of such certificate if mutilated, the Company shall execute and deliver to such Holder a new certificate identical in all respects to the original certificate.

(d)           Remedies. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(e)          Failure or Delay not Waiver. No failure or delay on the part of the Company or a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

(f)           Return to Status as Authorized Shares. Upon any conversion or any other redemption or extinguishment of the Series A Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation, but shall not be reissued as shares of Series A Preferred Stock.

(g)          Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate and any amendment to this Certificate that may be adopted by the Company.

(h)          Inclusion in Articles of Incorporation. The statements contained herein creating and designating the Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Company pursuant to the applicable provisions of the NGCL.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation of the Series A Convertible Preferred Stock and hereunto affixed the seal of the Corporation on this 27th day of April, 2009.

/s/ Ronald Wilson
Chief Executive Officer

/s/ Donald McDonald
Chief Financial Officer